Exhibit 99.1

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

TAYLOR MORRISON REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

•	Earnings per share of $0.43 on net income of $53.1 million

•	Home closings increased 83%

•	Home closings revenue increased 105% to $622.1 million while home closings revenue in the U.S. increased 115% to $478.7 million

•	U.S. average home closing price increased 24% to $400,000

•	Adjusted home closings gross margin was 23.8%

•	Home closings gross margin was 21.3%

•	U.S. backlog increased 48% in units and 76% in value

Scottsdale, AZ, November 12, 2013 –Taylor Morrison Home Corporation (the “Company” or “Taylor Morrison”) (NYSE: TMHC) announced today financial results for the third quarter ended September 30, 2013. Earnings per share were $0.43 on net income for the quarter of $53.1 million. This compared to net income of $42.6 million for the third quarter of 2012.

“We are pleased to share our third quarter 2013 results, which demonstrate the continued success of our strategy and execution of our operations. As the homebuilding industry recovery continues to evolve, I believe it’s important to highlight our approach and reiterate how well-positioned for the future I believe we are,” said Sheryl Palmer, President and CEO. “Our strategy continues to be built for the long-term and the results we’re releasing today exhibit how our research-based approach to underwriting and consumer segmentation, as well as our land development expertise and efficient cost structure, have continued to serve us well into the recovery.”

Net sales orders in the Company’s U.S. operations increased 12% in the third quarter of 2013 with a continued focus on higher priced homes for move-up buyers. Net sales orders in the Company’s Canadian operations declined by 33% as high-rise inventory available for sale was limited due to the timing of wholly-owned high-rise tower launches in the third quarter of last year. Net sales orders on a Company-wide basis increased 3.2% to 1,163 in the third quarter of 2013, as compared to 1,127 in the third quarter of last year. During the quarter, average community count increased by 41% to 174. The Company’s overall monthly absorption pace was 2.2 net sales orders per community in the third quarter of 2013 compared to 3.1 for the third quarter of 2012.

The sales order backlog value in the U.S. increased 76% to $1.1 billion at September 30, 2013 from $626.3 million at September 30, 2012 and 48% in units to 2,580 homes at September 30, 2013 as compared to 1,747 at September 30, 2012. The Company’s consolidated sales order backlog value increased 28% to approximately $1.5 billion at September 30, 2013 from $1.2 billion at September 30,

2012, as backlog units increased 12% to 3,684 homes at September 30, 2013 compared with 3,302 homes at September 30, 2012. The third quarter 2013 cancellation rate, representing cancelled sales orders divided by gross sales orders, was 15%, as compared to 13.4% in the third quarter of 2012.

Home closings revenue totaled $622.1 million in the third quarter of 2013, benefiting from an 83% increase in homes closed, from 878 in the 2012 quarter to 1,606 during the 2013 quarter. Average home closing price increased 12% to $387,000, while average home closing price in the U.S. increased 24% to nearly $400,000 year-over-year. Adjusted home closings gross margin in the third quarter of 2013, which excludes capitalized interest, was 23.8%, an improvement of 95 basis points from the second quarter of 2013. Adjusted home closings gross margin declined 50 basis points as compared to the third quarter of 2012. Home closings gross margin dollars increased 97% to $132.4 million in the 2013 third quarter as compared to the prior year quarter. Home closings gross margin in the third quarter of 2013 declined to 21.3%, compared to 22.2% in the third quarter of 2012.

The Company’s mortgage company, Taylor Morrison Home Funding (“TMHF”) reported a gross margin of $3.4 million on mortgage operations revenue of $7.8 million for the quarter. The mortgage capture rate for TMHF was 79% year-to-date.

Selling, general and administrative expenses were $59.0 million, or 9.5% of home closings revenue for the 2013 third quarter compared to $32.3 million, or 10.7% of home closings revenue for the third quarter of 2012. Equity in net income of unconsolidated entities, which represents the Company’s investments in homebuilding joint ventures, was $9.4 million in the third quarter of 2013 as compared to $3.7 million in the third quarter of 2012.

The Company ended the third quarter of 2013 with $374.3 million of cash, including $18.9 million of restricted cash. Our net debt to capital ratio was 40.9% at the end of the quarter and we had no borrowings under our $400 million unsecured revolving credit facility. Homebuilding inventories at the end of the 2013 third quarter totaled $2.3 billion, an increase of 78% from $1.3 billion at September 30, 2012. The Company owned or controlled more than 45,000 lots at September 30, 2013 compared with approximately 35,000 lots at September 30, 2012.

“For all of 2013, we anticipate our closings to increase by approximately 50% and gross margins to be accretive from 2012. SG&A, as a percentage of homebuilding revenue, is anticipated to be consistent with last year and income from unconsolidated joint ventures is expected to be between $33 million and $35 million. As a reminder, our full year results will include $198 million of one-time charges related to our initial public offering, early extinguishment of debt and the tax indemnification charge,” said Dave Cone, Vice President and Chief Financial Officer. “For the fourth quarter of this year, we anticipate closings to increase by 25% to 30% year-over-year, while community count should be up 45% to 50%. Income from unconsolidated joint ventures is anticipated to be between $12 million and $14 million, reflecting the closings in two Joint Venture towers.”

Earnings Conference Call

A conference call to discuss the Company’s third quarter 2013 earnings will be held at 4:30 p.m. Eastern Time on Tuesday, November 12, 2013. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.taylormorrison.com. If you are unable to participate in the conference call, the call will be archived at www.taylormorrison.com for one year. A replay of the conference call will also be available later today by calling 1 (888) 843-7419 or 1 (630) 652-3042 and entering 3587 3702 as the confirmation number.

Forward-Looking Statements

This earnings release includes forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words believe, expect, intend, estimate, anticipate, project, may, can, could, might, will and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which Taylor Morrison operates; the availability and cost of land and other raw materials used by Taylor Morrison in its home building operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with Taylor Morrison’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in Taylor Morrison’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. Taylor Morrison undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in Taylor Morrison’s expectations. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Registration Statement on Form S-1 and subsequent reports filed with the Securities and Exchange Commission under the heading “Risk Factors.”

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand. Taylor Morrison is a builder and developer of single-family detached and attached homes serving a wide array of customers including first-time, move-up, luxury and active adult customers. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas. Darling Homes serves a variety of consumers from move-up to luxury homebuyers in Texas. Monarch, Canada’s oldest homebuilder, builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto.

For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.

Taylor Morrison Home Corporation

Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Home closings revenue	$622,126	$302,899	$1,484,928	$829,221
Land closings revenue	4,524	13,452	18,994	36,102
Mortgage operations revenue	7,791	5,104	20,896	13,705

Total revenues	634,441	321,455	1,524,818	879,028

Cost of home closings	489,713	235,517	1,172,748	663,656
Cost of land closings	6,120	8,918	19,417	27,881
Mortgage operations expenses	4,385	2,866	11,945	7,667

Total cost of revenues	500,218	247,301	1,204,110	699,204

Gross margin	134,223	74,154	320,708	179,824

Sales, commissions and other marketing costs	37,029	19,093	97,238	52,230
General and administrative expenses	21,944	13,252	68,193	41,091
Equity in income of unconsolidated entities	(9,425)	(3,709)	(21,049)	(11,497)
Interest (income) expense, net	(1,332)	1,601	(1,119)	—
Loss on extinguishment of debt	—	—	10,141	7,853
Other (income) expense, net	1,304	(898)	2,588	(1,655)
Indemnification and transaction expenses	396	793	188,320	13,063

Income (loss) before income taxes	84,307	44,022	(23,604)	78,739
Income tax (benefit) provision	31,675	1,586	(22,287)	(3,090)

Income (loss) before noncontrolling interests, net of tax	52,632	42,436	(1,317)	81,829
Income (loss) attributable to noncontrolling interests - joint ventures	(471)	(166)	(286)	72

Net income (loss)	53,103	42,602	(1,031)	81,757
Income (loss) attributable to noncontrolling interests - Principal Equityholders	38,840	—	(20,621)	—

Net income available to Taylor Morrison Home Corporation	$14,263	$42,602	$19,590	$81,757

Income per common share:
Basic	$0.43		$0.60
Diluted	$0.43		$0.60
Weighted average number of shares of common stock:
Basic	32,858		32,832
Diluted	122,317		122,317

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	As of September 30,	As of December 31,
	2013	2012
Assets	(unaudited)
Cash and cash equivalents	$355,415	$300,602
Restricted cash	18,893	13,683
Real estate inventory	2,268,230	1,605,968
Land deposits	35,736	28,724
Loans receivable	41,507	48,579
Mortgages receivable	45,235	84,963
Tax indemnification receivable	29,104	107,638
Prepaid expenses and other assets, net	101,905	102,952
Other receivables, net	102,178	48,951
Investment in unconsolidated entities	89,256	74,465
Deferred tax assets, net	270,858	274,757
Property and equipment, net	6,724	6,423
Intangible assets, net	14,778	18,757
Goodwill	21,594	21,594

Total assets	3,401,813	2,738,056

Liabilities
Accounts payable	$123,301	$98,647
Accrued expenses and other liabilities	217,920	213,414
Income taxes payable	67,312	111,513
Customer deposits	111,120	82,038
Mortgage borrowings	31,817	80,360
Loans payable and other borrowings	336,605	215,968
Revolving credit facility borrowings	—	50,000
Senior notes	1,039,661	681,541

Total liabilities	$1,927,736	$1,533,481

Stockholders’ equity
Common stock	$1	—
Additional paid-in capital	674,026	—
Retained earnings	18,455	1,231,050
Accumulated other comprehensive income (loss)	2,311	(34,365)
Non controlling Interests - joint ventures	23,257	7,890
Non controlling Interests - Prinicpal Equityholders	756,027	—

Total stockholders’ equity	1,474,077	1,204,575

Total liabilities and stockholders’ equity	$3,401,813	$2,738,056

	Three Months Ended				Nine Months Ended
Homes Closed:	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
(dollars in thousands)
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	713	$275,222	366	$114,696	1,986	$737,790	1,072	$334,898
West	485	203.480	323	107,967	1,268	499,521	808	273,501
Canada	408	143,423	189	80,236	705	24 7,616	502	220,822

Subtotal	1,606	$622,125	878	$302,899	3,959	$1,484,927	2.382	$829,221
Unconsolidated joint ventures	92	25,653	65	27,902	234	70,851	205	68,642

Total	1,698	$647,778	943	$330,801	4,193	$1,555,778	2,587	$897,863

	Three Months Ended				Nine Months Ended
Net Sales Orders:	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
(dollars in thousands)
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	698	$300,278	542	$181,975	2,618	$998,612	1,613	$525,875
West	320	157,977	368	148,169	1,352	605,012	1,274	448,807
Canada	145	67,750	217	90,152	470	215,023	613	256,174

Subtotal	1,163	$526,005	1,127	$420,296	4,440	$ l,818,647	3,500	$1,230,856
Unconsolidated joint ventures	31	11,516	15	3,404	60	24,428	115	24,074

Total	1,194	$537,521	1,142	$423,700	4,500	$1,843,075	3,615	$1,254,930

Sales Order Backlog:	As of September 30, 2013		As of September 30, 2012
(dollars in thousands)
	Homes	Value	Homes	Value
East	1,834	$750,158	1,008	$362,482
West	746	349,143	739	263,805
Canada	1,104	372,916	1,555	527,957

Subtotal	3,684	$1,472,217	3,302	$1,154,244
Unconsolidated joint ventures	732	251,186	903	317,939

Total	4,416	$1,723,403	4,205	$1,472,183

Average Active Selling Communities:	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
East	119.3	76.0	120.6	74.2
West	39.6	33.4	35.2	33.6
Canada	14.7	13.3	15.1	14.1

Subtotal	173.6	122.7	170.9	121.9
Unconsolidated joint ventures	4.0	6.0	4.2	6.7

Total	177.6	128.7	175.1	128.6

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on gross margins, excluding impairments and capitalized interest amortization. Management uses adjusted home closings gross margins to evaluate our performance on a consolidated basis as well as the performance of our regions. We believe this adjusted gross margin measure is relevant and useful to investors for evaluating our performance. This measures is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measure as a measure of our operating performance. Although other companies in the home building industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

Adjusted Gross Margin Reconciliation

	Three months ended September 30,
	2013	2012
(in thousands except percentages)
Home closings revenues	$622,126	$302,899
Cost of home closings	489,713	235,517

Home closings gross margin	132,413	67,382
Add:
Capitalized interest amortization	15,570	6,162

Adjusted home closings gross margin	147,983	73,544

Home closings gross margin as a percentage of home closings revenue	21.3%	22.2%
Adjusted home closings gross margin as a percentage of home closings revenue	23.8%	24.3%

	Nine months ended September 30,
	2013	2012
(in thousands except percentages)
Home closings revenue	$1,484,928	$829,221
Cost of home closings	1,172,748	663,656

Home closings gross margin	312,180	165,565
Add:
Capitalized interest amortization	34,913	17,926

Adjusted home closings gross margin	347,093	183,491

Home closings gross margin as a percentage of home closings revenue	21.0%	20.0%
Adjusted home closings gross margin as a percentage of home closings revenue	23.4%	22.1%